Exhibit 10.40

October 3, 2000

Mr. Guy Broadbent
8 Crestview Lane
Sparta, NJ 07871

Dear Guy:

I am pleased to extend an employment offer to you as President of the Optical Technologies Sector of Thermo Electron, beginning on October 13, 2000. The President title will be confirmed by the Thermo Electron Board of Directors at their next meeting.

In your new position you will report directly to Marijn Dekkers. Your starting salary will be $22,500 per month ($270,000 annualized).

You will participate in Thermo Electron's management bonus plan, which provides you the opportunity to earn additional compensation based on individual and company performance. Your reference bonus is $135,000 subject to a multiplier of 0-2 times based on a combination of subjective and objective factors, the details of which will be provided to you. To be eligible for a bonus payment, a participant must be actively employed at the end of the bonus plan period. Your 2000 bonus is guaranteed at $135,000.

In addition, I intend to recommend to the Human Resource Committee of the Thermo Electron Board of Directors to approve the issuance to you of options to purchase 100,000 shares of Thermo Electron stock at market value at the date of grant. The options are 7 year options, vesting over a 3 year period, and are subject to all terms and conditions of the stock option agreement, which will be given to you when approved.

I will also recommend to the Human Resource Committee of the Thermo Electron Board of Directors the award of 6,000 shares of restricted stock of Thermo Electron Corporation. The award will have a term of 3 years and vest 33% per year beginning on the first anniversary of the grant date, and is subject to all terms and conditions of an agreement which will be given to you when approved.

You will receive a relocation bonus equal to two months of your salary grossed up and a sign on bonus equal to $50,000.

To assist you in relocating to the Boston area we will provide you with relocation support that is described in the attached document. In addition, Thermo Electron will reimburse you for up to 3 points on your home mortgage.

As an officer of Thermo Electron, you will receive our executive health insurance supplement. This $5,000 annual supplement will be paid to you in $1,250 quarterly payments. These funds are for your discretionary use, are not restricted to medical payments and are taxable income.

Mr. Guy Broadbent
October 3, 2000
Page Two

Upon employment, you are eligible to participate in the Company's standard employee benefit programs. You will be eligible to accrue vacation at the rate of 4 weeks per year.

You will also be entitled to participate in our car lease/allowance program. Under this program, you may either have the company lease a company car for you or receive a quarterly allowance of $3,125.

If you decide to have the company lease a vehicle, you can select the make, model and options as long as the vehicle is appropriate for business use. If the acquisition cost of the car exceeds $26,000, the balance will be deducted from your payroll checks. The sales tax and insurance are paid separately by the company and are not calculated in the $26,000 limit.

In accordance with the Company's standard employment practice, you will be required to sign an Information and Invention Agreement, as well as acknowledgements for Company policies on Drugs and Alcohol in the Workplace, Pre-employment Drug Testing, Sexual Harassment, Insider Trading Policy and Business Conduct Policy, copies of which are enclosed.

Since the Company has certain government contracts, we are required to maintain a drug free workplace. This employment offer is conditional upon your passing a pre-employment medical examination, which includes testing for illegal drugs or controlled substances. The Company pays the cost of the examinations. Please contact Donna Cappadona at 781-622-1156 to arrange an appointment for the medical examination.

Your employment status with Thermo Electron is "at will" which means that your employment is not guaranteed for any definite time period and may be terminated by you or by Thermo Electron at any time and for any reason with or without cause or advance notice. This employment status may not be altered except by written agreement signed by an Officer of Thermo Electron.

If your employment is terminated by the company for other than cause (as defined below), you will be paid one year's salary and the market value for each share of the restricted stock in this offer that is unvested. "Cause" in this instance includes gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

I look forward to having you join us and I am confident that you will be an excellent addition to Thermo Electron. Please indicate your acceptance by returning a signed copy of this letter to me as soon as possible.

If you have any questions, please do not hesitate to call me.


Very truly yours,


/s/ Richard F. Syron                              /s/ Guy Broadbent
___________________________               Agreed:___________________________
Richard F. Syron                                        Guy Broadbent
Chairman and CEO
                                                  October 13, 2000
                                          Date: ___________________________

cc. P. Northern, B Watts